Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 24, 2008, accompanying the consolidated financial statements and schedule included in the annual report of Health Fitness Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Health Fitness Corporation on Forms S-8 (File No. 333-136835, effective August 23, 2006; File No. 333-136837, effective August 23, 2006; File No. 333-101049, effective November 6, 2002; File No. 333-67632, effective August 15, 2001; File No. 333-32424, effective March 14, 2000; File No. 333-00876, effective January 23, 1996; File No. 333-116489, effective June 15, 2004; File No. 333-00874, effective January 23, 1996) and on Form S-1 (File No. 333-131045 post effective December 19, 2007).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
March 24, 2008